Exhibit 3.2

Certificate of Correction

1. The name of the entity for which correction is being made:

Aethlon Medical, Inc.

2. Description of the original document for which correction is being made:

Certificate of Change Pursuant to NRS 78.209 filed for a reverse stock split of corporation’s outstanding and issued common stock.

3. Filing date of the original document for which correction is being made: 04/01/2015

4. Description of the inaccuracy or defect:

Article 5 of the Certificate of Change filed April 1, 2015 incorrectly stated the shares to be issued after the reverse stock split as an aggregate number of shares rather than on a per share basis.

Additionally, the effective date for the Certificate of Change filed April 1, 2015 was April 8, 2015 and the corporation wants the effective date to be April 10, 2015.

5. Correction of the inaccuracy or defect:

Section 5 to the Certificate of Change filed on April 1, 2015 is hereby changed to “After the change 1/50th share of the company’s common stock, par value $0.001, will be issued for each issued share of common stock.”

Section 7 (Effective Date) to the Certificate of Change filed April 1, 2015 is hereby changed to: April 10, 2015.

6. Signature:

/s/ James B. Frakes                  Chief Financial Officer                    4-7-15

Authorized Signature               Title                                                  Date